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                                                                     EXHIBIT 2.5

                             DIVESTITURE AGREEMENT


DATE:         January 2, 1995

PARTIES:      1.  MRR Construction Services, Inc. ("MRR")
                  P.O. Box 1423
                  Chino, CA 91708

              2.  Roaul L. Wheeler ("Wheeler")
                  P.O. Box 1423
                  Chino, CA 91708

              3.  PAN Environmental Corporation ("PAN")
                  14424 SE 78th Way
                  Renton, WA 98059

SUBJECT: Divestiture -- Resale of Subsidiary Company MRR by Parent Company PAN to Wheeler

RECITALS:

       WHEREAS, on March 4, 1993 PAN acquired 3,000 shares, or one hundred percent, of the issued and outstanding stock of MRR, and

       WHEREAS, PAN wishes to divest itself of MRR as a subsidiary by reconveying the 3,000 shares of MRR stock back to Wheeler, and

       WHEREAS, PAN desires to be forgiven from its obligation to repay a $50,000 advance owed by PAN to MRR, and

       WHEREAS, PAN will allow Wheeler to keep the 112,889 shares of PAN held by Wheeler from the original acquisition of MRR by PAN,

       NOW, THEREFORE, for the mutual considerations contained herein, the parties agree as follows:

1.     PAN agrees to reconvey the 3,000 shares of MRR back to Wheeler.






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2.   MRR agrees to forgive the repayment of the $50,000 advance from MRR to PAN.

3.   PAN agrees to allow Wheeler to keep his 112,889 shares of PAN.


EXECUTED this 2nd day of January, 1995.


MRR CONSTRUCTION SERVICES, INC.           ROAUL L. WHEELER


By /s/ ROAUL L. WHEELER                   President
   ----------------------------------   ---------------------------------------
   Roaul L. Wheeler, President



PAN ENVIRONMENTAL CORPORATION


By /s/ JERRY CORNWELL
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   Jerry Cornwell, President